AmTrust Financial Services, Inc. Reports Strong Profit Growth for Third Quarter 2014 with Operating Earnings(1) Per Diluted Share Rising 104.8% to $1.70 and Net Income of $1.97 Per Diluted Share
Book Value Per Common Share of $22.56, Up 27.2% Since December 31, 2013
Financial Highlights
Third Quarter 2014

•	Gross written premium of $1.52 billion, up 41.4%, and net earned premium of $914.4 million, up 49.0% from the third quarter 2013

•	Operating diluted EPS(1) of $1.70 compared to $0.83 in the third quarter 2013

•	Annualized operating return on common equity(1) of 34.2% and annualized return on common equity of 39.5%

•	Service and fee income of $117.6 million, up 30.7% from the third quarter 2013

•	Operating earnings(1) of $135.4 million compared to $65.1 million from the third quarter 2013

•	Net income attributable to common stockholders of $156.6 million compared to $58.2 million in the third quarter 2013

•	Diluted EPS of $1.97 compared with $0.74 in the third quarter 2013

•	Combined ratio of 91.3% compared to 89.2% in the third quarter 2013

YTD 2014

•	Gross written premium of $4.63 billion, up 51.3%, and net earned premium of $2.62 billion, up 68.0% over YTD 2013

•	Operating diluted EPS(1) of $4.28 compared to $2.31 in YTD 2013

•	Annualized operating return on common equity(1) of 30.1% and annualized return on common equity of 32.1%

•	Service and fee income of $308.1 million, up 29.1% from YTD 2013

•	Operating earnings(1) of $339.9 million compared to $179.7 million from YTD 2013

•	Net income attributable to common stockholders of $362.7 million compared to $213.5 million in YTD 2013

•	Diluted EPS of $4.57 compared with $2.75 in YTD 2013

•	Combined ratio of 90.7% compared to 90.8% in YTD 2013

•	Book value per common share of $22.56, up from $17.74 at December 31, 2013

•	AmTrust's stockholders' equity was $2.0 billion as of September 30, 2014

NEW YORK, November 3, 2014 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today announced strong profit growth for the third quarter ended September 30, 2014.
For the third quarter 2014, operating earnings(1) were $135.4 million, or $1.70 per diluted share, an increase of 107.8%, compared to $65.1 million, or $0.83 per diluted share, in the third quarter of 2013. Third quarter 2014 net income attributable to common stockholders grew to $156.6 million, or $1.97 per diluted share, an increase of 168.9% from $58.2 million, or $0.74 per diluted share, in the third quarter 2013. Third quarter 2014 annualized operating return on common equity(1) increased to 34.2% from 21.1% in the third quarter 2013. Annualized return on common equity was 39.5% for the third quarter of 2014 and 18.9% for the third quarter of 2013.
During the first nine months of 2014, operating earnings(1) were $339.9 million, or $4.28 per diluted share, an increase of 89.2% compared to $179.7 million, or $2.31 per diluted share, in the first nine months of 2013. During the first nine months of 2014, net income attributable to common stockholders grew to $362.7 million, or $4.57 per diluted share, an increase of 69.9% from $213.5 million, or $2.75 per diluted share, in the first nine months of 2013. Year to date 2014 annualized operating return on common equity(1) increased to 30.1% from 19.8% year to date 2013. Year to date 2014 annualized return on common equity was 32.1% compared to 23.6% year to date 2013.

Third Quarter 2014 Results
Total revenue was $1.07 billion, an increase of $343.4 million, or 47.1%, from $728.3 million in the third quarter 2013. Gross written premium was $1.52 billion, an increase of $444.3 million, or 41.4%, from $1.07 billion in the same period a year ago. The cut-through reinsurance agreement with Tower International Group, Ltd. contributed approximately $68.3 million to gross written premium. Net written premium of $1.00 billion rose $275.4 million, or 37.8%, from $728.8 million in the third quarter 2013. Net earned premium of $914.4 million increased $300.5 million, or 49.0%, from $613.9 million in the third quarter 2013. The combined ratio was 91.3% compared to 89.2% in third quarter 2013.
Total service and fee income of $117.6 million increased $27.6 million, or 30.7%, from $90.0 million in third quarter of 2013 and included $14.7 million from related parties in the third quarter 2014 compared with $11.7 million in the third quarter 2013.
Investment income, excluding net realized gains and losses, totaled $34.6 million, an increase of 48.4% from $23.3 million in the third quarter of 2013. In addition, third quarter 2014 results included net realized investment gains of $5.1 million, or $3.3 million after-tax, on certain fixed income and equity investments compared with net realized gains of $1.1 million, or $723,000 after-tax, in the third quarter of 2013.
Loss and loss adjustment expense totaled $609.4 million in the third quarter 2014, compared to $410.6 million in the third quarter 2013 and resulted in a loss ratio of 66.6% compared with 66.9% for the third quarter 2013.
Acquisition costs and other underwriting expense of $225.5 million increased $88.3 million from $137.2 million for the third quarter 2013. The expense ratio was 24.7%, an increase from 22.3% in the third quarter 2013. Ceding commissions(2), primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $109.5 million, up 60.6% from $68.2 million in the third quarter 2013. During the three months ended September 30, 2014, AmTrust ceded $385.5 million of gross written premium and $360.0 million of earned premium to Maiden compared to $240.6 million of gross written premium and $232.4 million of earned premium ceded in the third quarter 2013.
Other expense of $103.5 million increased $13.3 million, or 14.7%, from $90.2 million in the third quarter 2014.
Provision for income taxes were a benefit of ($7.6) million, compared to provision for income taxes of $23.9 million for the third quarter of 2013.  Our effective tax rate was (5.3%), compared to 29.2% in the third quarter of 2013. The largest contributor to the income tax benefit for this quarter was a favorable return to provision adjustment of approximately $27 million, or $0.34 per diluted share, in connection with the filing of the Company's 2013 federal income tax return.

Year-to-Date 2014 Results
Total revenue was $3.04 billion, an increase of $1.16 billion, or 61.4%, from $1.88 billion YTD 2013. Gross written premium was $4.63 billion, an increase of $1.57 billion, or 51.3%, from $3.06 billion YTD 2013. The cut-through reinsurance agreement with Tower International Group, Ltd. contributed approximately $475.0 million to gross written premium. Net written premium of $3.06 billion rose $1.16 billion, or 60.9%, from $1.90 billion YTD 2013. Net earned premium of $2.62 billion increased $1.06 billion, or 68.0%, from $1.56 billion YTD 2013. The combined ratio was 90.7% compared to 90.8% YTD 2013.
Total service and fee income of $308.1 million increased $69.5 million, or 29.1%, from $238.6 million YTD 2013 and included $42.1 million from related parties in the first nine months of 2014 compared with $36.6 million YTD 2013.
Investment income, excluding net realized gains and losses, totaled $95.7 million, an increase of 49.4% from $64.0 million YTD 2013. In addition, YTD 2014 results included net realized investment gains of $14.4 million, or $9.4 million after-tax, on certain fixed income and equity investments compared with net realized gains of $20.5 million or $13.3 million after-tax, in the same period in 2013.
Loss and loss adjustment expense totaled $1.76 billion in YTD 2014, compared to $1.05 billion in YTD 2013 and resulted in a loss ratio of 67.0% compared with 67.2% for YTD 2013.
Acquisition costs and other underwriting expense of $620.2 million increased $252.8 million from $367.4 million for YTD 2013. The expense ratio was 23.7%, compared to 23.6% in YTD 2013. Ceding commissions(2), primarily related to the reinsurance agreements with Maiden, totaled $288.9 million, up 44.9% from $199.3 million in YTD 2013. During the nine months ended September 30, 2014, AmTrust ceded $1.16 billion of gross written premium and $988.1 million of earned premium to Maiden compared to $829.4 million of gross written premium and $712.0 million of earned premium ceded in the same period in 2013.
Other expense of $278.7 million increased $55.3 million, or 24.8%, from $223.3 million in YTD 2013.

Total assets of approximately $13.22 billion increased $1.94 billion, or 17.2%, from $11.28 billion at December 31, 2013. Total cash, cash equivalents and investments of $5.23 billion increased $645.9 million, or 14.1%, from $4.59 billion as of December 31, 2013. AmTrust's stockholder's equity of $2.0 billion increased 38.0% from $1.44 billion at December 31, 2013.
As of September 30, 2014, the Company's long-term debt-to-capitalization ratio was 22.9% compared with 28.0% as of December 31, 2013. During the three months ended September 30, 2014, the Board of Directors declared cash dividends totaling $0.20 per share on its common stock, $0.421875 on its Series A preferred stock, and $0.37257 on its Series B preferred stock.
Conference Call:
On November 4, 2014 at 10:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Tuesday, November 4, 2014 through November 11, 2014 at 11:59 PM ET. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 24120044, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile,general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
646.458.7924

Media Contact
Kekst & Company
Robert Siegfried
robert.siegfried@kekst.com
212.521.4832

Ross Lovern
ross-lovern@kekst.com
212.521.4876

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross written premium	$1,518,481	$1,074,137	$4,628,317	$3,058,673

Net written premium	$1,004,196	$728,796	$3,058,147	$1,900,899
Change in unearned premium	(89,783)	(114,901)	(439,746)	(342,471)
Net earned premium	914,413	613,895	2,618,401	1,558,428

Service and fee income	117,583	89,981	308,083	238,596
Investment income, net	34,552	23,290	95,673	64,019
Net realized gain	5,086	1,112	14,431	20,463
Other revenue (2)	157,221	114,383	418,187	323,078
Total revenue (2)	1,071,634	728,278	3,036,588	1,881,506
Loss and loss adjustment expense	609,352	410,579	1,755,155	1,046,945
Acquisition costs and other underwriting expense (2)	225,512	137,186	620,181	367,417
Other expense	103,493	90,195	278,672	223,332
Total expense (2)	938,357	637,960	2,654,008	1,637,694
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	133,277	90,318	382,580	243,812
Other income (expense):
Interest expense	(11,801)	(9,120)	(35,885)	(24,089)
Net (loss) gain on life settlement contracts net of profit commission	(2,910)	76	(5,180)	80
Foreign currency gain	26,594	368	25,826	2,423
Gain on acquisition	—	—	—	48,715
Gain on sale of subsidiary	—	—	6,631	—
Total other (expense) income	11,883	(8,676)	(8,608)	27,129
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	145,160	81,642	373,972	270,941
(Benefit) provision for income taxes (2)	(7,664)	23,880	37,746	67,391
Equity in earnings of unconsolidated subsidiaries (related party)	4,332	1,927	26,847	10,537
Net income	157,156	59,689	363,073	214,087
Non-controlling interest	2,939	597	7,029	1,474
Net income attributable to AmTrust stockholders	$160,095	$60,286	$370,102	$215,561
Dividends on preference shares	(3,505)	(2,048)	(7,387)	(2,048)
Net income attributable to AmTrust common stockholders	$156,590	$58,238	$362,715	$213,513
Operating earnings(1) attributable to AmTrust common stockholders	$135,356	$65,131	$339,875	$179,678

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Earnings per common share:
Basic earnings per share	$2.09	$0.78	$4.84	$2.88
Diluted earnings per share	$1.97	$0.74	$4.57	$2.75
Operating diluted earnings per share (1)	$1.70	$0.83	$4.28	$2.31
Weighted average number of basic shares outstanding	74,548	74,275	74,691	74,053
Weighted average number of diluted shares outstanding	79,389	78,797	79,085	77,647
Combined ratio	91.3%	89.2%	90.7%	90.8%
Return on equity	39.5%	18.9%	32.1%	23.6%
Operating return on equity (1)	34.2%	21.1%	30.1%	19.8%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$(464)	$—	$(4,003)	$—
Impairments recognized in other comprehensive income	—	—	—	—
	(464)	—	(4,003)	—
Net realized gains on sale of investments	5,550	1,112	18,434	20,463
Net realized gain	$5,086	$1,112	$14,431	$20,463

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands) (Unaudited)

	September 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$5,233,624	$4,587,770
Premium receivables	1,828,139	1,593,975
Goodwill and intangible assets	724,536	665,393
Loss and loss adjustment expense reserves	5,298,819	4,368,234
Unearned premium	3,416,453	2,680,982
Trust preferred securities	123,714	123,714
Convertible senior notes	166,643	164,218
Senior notes	250,000	250,000
Preferred shares	300,000	115,000
AmTrust's stockholders' equity	1,989,190	1,441,005
Book value per common share	$22.56	$17.74

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$156,590	$58,238	$362,715	$213,513
Less: Net realized gains net of tax	3,306	723	9,380	13,301
Non cash amortization of intangible assets	(8,120)	(7,482)	(24,663)	(20,790)
Non cash interest on convertible senior notes net of tax	(546)	(502)	(1,576)	(1,447)
Foreign currency transaction gain	26,594	368	25,826	2,423
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	9,563	5,619
Acquisition gain net of tax	—	—	—	34,729
Gain on sale of a subsidiary net of tax	—	—	4,310	—
Operating earnings (1) attributable to AmTrust common stockholders	$135,356	$65,131	$339,875	$179,678
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$1.97	$0.74	$4.57	$2.75
Less: Net realized gain net of tax	0.04	0.01	0.12	0.17
Non cash amortization of intangible assets	(0.10)	(0.09)	(0.31)	(0.26)
Non cash interest on convertible senior notes net of tax	(0.01)	(0.01)	(0.02)	(0.02)
Foreign currency transaction gain	0.34	—	0.33	0.03
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	0.12	0.07
Acquisition gain net of tax	—	—	—	0.45
Gain on sale of a subsidiary net of tax	—	—	0.05	—
Operating diluted earnings per share (1)	$1.70	$0.83	$4.28	$2.31
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	39.5%	18.9%	32.1%	23.6%
Less: Net realized gain net of tax	0.8%	0.2%	0.8%	1.5%
Non cash amortization of intangible assets	(2.0)%	(2.3)%	(2.2)%	(2.3)%
Non cash interest on convertible senior notes net of tax	(0.1)%	(0.2)%	(0.1)%	(0.2)%
Foreign currency transaction gain	6.6%	0.1%	2.3%	0.3%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	—%	0.8%	0.6%
Acquisition gain net of tax	—%	—%	—%	3.9%
Gain on sale of a subsidiary net of tax	—%	—	0.4%	—%
Operating return on common equity (1)	34.2%	21.1%	30.1%	19.8%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net income attributable to AmTrust common stockholders to income from operations(3):
Net income attributable to AmTrust common stockholders	$156,590	$58,238	$362,715	$213,513
Less: Net realized gains net of tax	3,306	723	9,380	13,301
Non cash amortization of intangible assets	(8,120)	(7,482)	(24,663)	(20,790)
Non cash interest on convertible senior notes net of tax	(546)	(502)	(1,576)	(1,447)
Foreign currency transaction gain	26,594	368	25,826	2,423
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	9,563	5,619
Acquisition gain net of tax	—	—	—	34,729
Gain on sale of a subsidiary net of tax	—	—	4,310	—
Preferred dividend	(3,505)	(2,048)	(7,387)	(2,048)
Income from operations (3)	$138,861	$67,179	$347,262	$181,726

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary, net of tax and should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary, net of tax divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes operating earnings, operating diluted EPS, and operating return on common equity are more relevant measures of the Company's profitability because operating earnings, operating diluted EPS, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of operating earnings, operating diluted EPS, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
During the three months ended December 31, 2013, the Company began netting ceding commission with acquisition costs and other underwriting expenses. In the three and nine months ended September 30, 2013, ceding commission earned was presented as a component of revenue. The amount, previously recorded in revenue and now included in acquisition costs and other underwriting expense, was $68,219 and $199,334 for the three and nine months ended September 30, 2013, respectively. Additionally, the Company began recording certain amounts related to its Luxembourg reinsurance companies to reflect the reduction of its deferred tax liability related to its utilization of equalization reserves as a reduction of provision for income taxes rather than a reduction of acquisition costs and other underwriting expenses. The amounts for the three and nine months ended September 30, 2013 increased acquisition costs and other underwriting expenses by $8,801 and $20,768, respectively, and also reduced the provision for income taxes by the same amounts for the three and nine months ended September 30, 2013. The impact of the aforementioned changes had no impact on net income for the three and nine months ended September 30, 2013, and decreased our combined ratio to 89.2%% for the three months ended September 30, 2013 from 89.6% as previously reported, and increased out combined ratio to 90.8% for the nine months ended September 30, 2013 from 90.2% as previously reported.

(3)
Income from Operations is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash interest on convertible senior notes, net of tax, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax, gain on sale of a subsidiary, net of tax and preferred dividends and should not be considered as an alternative to net income. The Company believes income from operations is a more relevant measure of the Company's profitability because income from operations contains the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of income from operations may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross written premium
Small Commercial Business	$722,897	$423,328	$2,366,451	$1,189,088
Specialty Risk and Extended Warranty	436,845	352,866	1,387,651	1,129,080
Specialty Program	358,739	290,677	874,215	673,612
Personal Lines Reinsurance - run off	—	7,266	—	66,893
	$1,518,481	$1,074,137	$4,628,317	$3,058,673
Net written premium
Small Commercial Business	$422,539	$239,890	$1,526,347	$632,183
Specialty Risk and Extended Warranty	331,590	247,383	933,245	722,097
Specialty Program	250,067	234,257	598,555	479,726
Personal Lines Reinsurance - run off	—	7,266	—	66,893
	$1,004,196	$728,796	$3,058,147	$1,900,899
Net earned premium
Small Commercial Business	$421,724	$202,196	$1,188,985	$517,096
Specialty Risk and Extended Warranty	328,026	246,382	921,149	595,686
Specialty Program	164,516	139,016	499,358	361,170
Personal Lines Reinsurance - run off	147	26,301	8,909	84,476
	$914,413	$613,895	$2,618,401	$1,558,428
Loss Ratio:
Small Commercial Business	66.2%	64.8%	66.6%	65.7%
Specialty Risk and Extended Warranty	66.9%	67.0%	67.1%	67.5%
Specialty Program	67.3%	69.4%	67.8%	68.6%
Personal Lines Reinsurance - run off	72.8%	69.3%	67.1%	68.1%
Total	66.6%	66.9%	67.0%	67.2%
Expense Ratio:
Small Commercial Business	26.5%	24.6%	25.2%	25.2%
Specialty Risk and Extended Warranty	20.9%	16.3%	20.1%	19.4%
Specialty Program	27.3%	28.3%	26.7%	26.6%
Personal Lines Reinsurance - run off	31.3%	30.5%	29.5%	30.5%
Total	24.7%	22.3%	23.7%	23.6%
Combined Ratio:
Small Commercial Business	92.7%	89.4%	91.8%	90.8%
Specialty Risk and Extended Warranty	87.8%	83.2%	87.2%	86.9%
Specialty Program	94.6%	97.6%	94.5%	95.2%
Personal Lines Reinsurance - run off	104.1%	99.8%	96.6%	98.6%
Total	91.3%	89.2%	90.7%	90.8%